SCHEDULE 13D/A

CUSIP No: 50063B104

TRANSACTIONS IN THE SHARES BY THE REPORTING PERSON DURING THE PAST 60 DAYS

Date of Transaction	Shares Purchased(Sold)	Price per Share
10/30/2008	22,500	5.64
10/31/2008	147,900	5.52